EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Emulex Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 33-40959, 333-179194, 333-56440, 333-01533, 333-52842, 333-101657, 333-110643, 333-120837, 333-133885, 333-133309, 333-139782, 333-137825, 333-100514, 333-147870, 333-157961, 333-161580, 333-169068, 333-172040, 333-186381 and 333-195635) on Form S-8 of Emulex Corporation of our reports dated August 28, 2014, with respect to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 29, 2014 and June 30, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 29, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 29, 2014, which reports appear in the June 29, 2014 annual report on Form 10-K of Emulex Corporation.
Our report dated August 28, 2014, on the effectiveness of internal control over financial reporting as of June 29, 2014, expresses our opinion that Emulex Corporation did not maintain effective internal control over financial reporting as of June 29, 2014. Our report contains an explanatory paragraph that states a material weakness related to the Company’s ineffective design of internal controls over the review of its annual goodwill impairment analysis has been identified and included in management’s assessment appearing under Item 9A.

/s/ KPMG LLP
Irvine, California
August 28, 2014